Exhibit 99.1

Press Release

Media Contact:
Lisa McLaughlin
513-368-1860
lmclaughlin@hsr.com
Cincinnati Bell Inc. Elects Two New Board Members
CINCINNATI — April 7, 2008 — Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Jakki L. Haussler and Lynn A. Wentworth as directors of the company, effective immediately.
Haussler, 50, is chairman and chief executive officer of Opus Capital Group, a Cincinnati-based registered investment advisory firm specializing in small capitalization value equity management. She is also a partner in Adena Ventures LP, a company providing capital and expertise to businesses in central Appalachia, and is a partner/managing director in Capvest Venture Fund LP, a venture capital fund licensed as a small business investment company. Previously, Haussler served as the managing director of investment banking for a regional investment banking firm and as a manager for Blue Chip Venture Company, both located in Cincinnati. A graduate of the University of Cincinnati, Haussler earned a bachelor’s degree in accounting and went on to receive her law degree from the Salmon P. Chase College of Law at Northern Kentucky University. She serves on the board and is chairman of the investment committee of The Victory Funds mutual fund complex; sits on the investment committees of the University of Cincinnati Foundation and the Northern Kentucky University Foundation; and serves on the Richard Farmer board of visitors at Miami University. Haussler received the 2007 Professional Achievement Award from the Chase College of Law and was named the YWCA Career Woman of Achievement in 2005. Haussler is a certified public accountant (inactive) and a licensed attorney in the state of Ohio.
Wentworth, 49, most recently served as senior vice president, chief financial officer, and treasurer of BlueLinx Holdings Inc., a leading distributor of building products in North America with headquarters in Atlanta. Prior to joining BlueLinx, she was vice president and chief financial officer for BellSouth Corporation’s Communications Group. After joining BellSouth in 1985, Wentworth progressed through a variety of assignments with increasing responsibility, including tax, strategic planning, investor relations, financial planning, and treasury. Wentworth earned a bachelor’s degree in business administration from Babson College in Wellesley, Mass., a master’s degree in taxation from Bentley College in Waltham, Mass., and a master’s in business administration from Georgia State University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. Wentworth serves on the board of the Community Foundation of Greater Atlanta, where she chairs the investment committee, and on the board of visitors at Emory University.
About Cincinnati Bell Inc.
 With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that help keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.
In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.
Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.
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